UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  July 24, 2006
                                               ---------------------------------


                           Pre-Paid Legal Services, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


                                    Oklahoma
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                 (State or Other Jurisdiction of Incorporation)


      001-09293                                            73-1016728
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(Commission File Number)                       (IRS Employer Identification No.)


             One Pre-Paid Way
                 Ada, OK                                    74820
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    (Address of Principal Executive Offices)             (Zip Code)


                                 (580) 436-1234
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              (Registrant's Telephone Number, Including Area Code)



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          (Former Name or Former Address, if Changed Since Last Report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








Item 2.02 Results of Operations and Financial Condition

     On July 24, 2006, Pre-Paid Legal Services, Inc. (the "Company") issued a press release announcing its earnings and operating results for the three months ended June 30, 2006. A copy of the release is included as an exhibit to this report.


Item 9.01 Financial Statements and Exhibits

         The following exhibits are included with this report:

   Exhibit No.                Description

       99.1         Company Press Release dated July 24, 2006


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          Pre-Paid Legal Services, Inc.


                          By:  /s/ Randy Harp
                               -------------------------------------------------
                               Randy Harp, Chief Operating Officer

Date:  July 24, 2006





For Release 8:30 a.m. Eastern                Company      Steve Williamson
Monday, July 24, 2006                        Contact:        (580) 436-1234

         Pre-Paid Legal Announces 2006 Second Quarter Financial Results
                                    -- -- --
   Membership Revenues Up 6%; Net Income Up 76%; EPS Up 84% & Cash Flow Up 70%

     ADA, OK, July 24, 2006 - Pre-Paid Legal Services, Inc. (NYSE:PPD), announced financial results for the second quarter ended June 30, 2006. Membership revenues increased 6% to $103.1 million from $97.1 million for the same period last year. Net income increased 76% to $12.1 million compared to $6.9 million primarily due to lower commissions of $32.7 million compared to $38.8 million for the previous year's comparable period. Diluted earnings per share for the quarter increased 84% to 81 cents per share from 44 cents per share for the prior year's comparable quarter, slightly higher than the net income increase due to the 5% decrease in the weighted average number of outstanding shares.

     First half 2006 membership revenues increased 8% to a record $204.9 million vs. $189.6 million for the first half of 2005. Primarily due to increased membership revenues, net income for the first six months of 2006 increased 59% to $25.2 million vs. $15.8 million for the first six months of 2005. Diluted earnings per share increased 65% to $1.65 vs. $1.00. Diluted earnings per share increased more than net income due to the 3% decrease in diluted shares outstanding.

     Net cash provided from operating activities before changes in assets and liabilities for the six months ended June 30, 2006 increased 51% to $28.6 million compared to $18.9 million for the comparable period of 2005. During the first six months of 2006, we returned $37.6 million to shareholders through the repurchase of 1.1 million shares of common stock at an average per share price of $35.09 and also paid $4.6 million in dividends. Since April 1999, we have returned $260.1 million to shareholders through the purchase of 10.5 million shares, average price of $24.81 per share, and $17.1 million in dividends for a combined total of $277.2 million representing more than 115 percent of our net earnings during the same timeframe. We have reduced the number of shares outstanding by approximately 39% from 23.6 million at March 31, 1999 to 14.5 million today. At June 30, 2006, our total indebtedness was $99.0 million and we had unpledged cash and investment balances exceeding $100 million.

     Second quarter 2006 membership fees increased slightly to $103.1 million from $101.7 million for the first quarter of 2006. Associate services revenues decreased during the 2006 second quarter by approximately $143,000 to $6.8 million from $7.0 million for the 2006 first quarter and associate services and direct marketing expenses increased by $282,000 during the same period. Membership benefits totaled $36.5 million in the second quarter of 2006 compared to $35.6 million for the 2006 first quarter and represented 35% of membership fees for both periods. Commissions to associates totaled $32.7 million in the 2006 second quarter compared to $31.9 million for the 2006 first quarter and represented 32% and 31%, respectively, of membership fees for the two periods. General and administrative expenses increased during the 2006 second quarter to $13.0 million compared to $12.5 million for the 2006 first quarter and represented 13% and 12%, respectively, of membership fees for the two periods.

     The Company will conduct a conference call to present the first quarter results on Wednesday, July 26, 2006, at 8:30 a.m. Eastern Time. The conference call will be webcast on the investor relations' page of www.prepaidlegal.com or may be accessed by dialing (719) 457-2626. Audio replay will be available beginning at 11:30 a.m. Eastern Time on July 26, 2006 and will run through midnight Wednesday, August 2, 2006 by dialing (719) 457-0820; passcode for the replay is 4834170. The presentation will be available on the web site indefinitely by selecting "Earnings Calls" under the "Investor Relations" section. Questions may be submitted prior to the call via email to investor@pplsi.com.

     The Company expects to file its quarterly report on Form 10-Q for the three months ended June 30, 2006 later this week.

     About Pre-Paid Legal Services, Inc.
     Pre-Paid Legal Services, Inc. develops, underwrites and markets legal service plans across North America. The plans provide for legal service benefits, including unlimited attorney consultation, letter writing, document preparation and review, will preparation, traffic violation defense, automobile-related criminal charges defense and a general trial defense. We also market an identity theft protection plan. More information can be located at our homepage on the worldwide web at http://www.prepaidlegal.com/.

     Forward-Looking Statements
     Statements in this press release, other than purely historical information, regarding our future plans and objectives and expected operating results, dividends and share repurchases and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to our business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by us with the Securities and Exchange Commission, including (among others) those listed in our Form 10-K, Form 10-Q and Form 8-K, and include the risks that our membership persistency or renewal rates may decline, that we may not be able to continue to grow our memberships and earnings, that we are dependent on the continued active participation of our principal executive officer, that pending or future litigation may have a material adverse effect on us if resolved unfavorably to us, that we could be adversely affected by regulatory developments, that competition could adversely affect us, that we are substantially dependent on our marketing force, that our stock price may be affected by short sellers, that we have been unable to increase our employee group membership sales and that our active premium in force is not indicative of future revenue as a result of changes in active memberships from cancellations and additional membership sales. Please refer to pages 14 and 15 of our 2005 Form 10-K and pages 7 through 9 of our March 31, 2006 Form 10-Q for a more complete description of these risks. We undertake no duty to update any of the forward-looking statements in this release.





PRE-PAID LEGAL SERVICES, INC.
Financial Highlights (Unaudited)
                                                                           Three Months Ended         Six Months Ended
                                                                                June 30,                 June 30,
                                                                        ------------------------  ------------------------
                                                                            2006         2005         2006         2005
                                                                        -----------  -----------  -----------  -----------
Revenues:
  Membership fees....................................................   $  103,111   $   97,093   $  204,851   $  189,597
  Associate services.................................................        6,820        7,175       13,783       14,217
  Other..............................................................        1,267        1,351        2,524        2,700
                                                                        -----------  -----------  -----------  -----------
                                                                           111,198      105,619      221,158      206,514
                                                                        -----------  -----------  -----------  -----------

Costs and expenses:
  Membership benefits................................................       36,490       33,710       72,118       66,431
  Commissions........................................................       32,745       38,820       64,630       70,497
  Associate services and direct marketing............................        7,584        7,963       14,886       17,059
  General and administrative.........................................       13,020       12,337       25,487       23,436
  Other, net.........................................................        2,900        2,326        5,623        4,967
                                                                        -----------  -----------  -----------  -----------
                                                                            92,739       95,156      182,744      182,390
                                                                        -----------  -----------  -----------  -----------

Income before income taxes...........................................       18,459       10,463       38,414       24,124
Provision for income taxes...........................................        6,369        3,610       13,253        8,323
                                                                        -----------  -----------  -----------  -----------
Net income...........................................................    $  12,090    $   6,853    $  25,161    $  15,801
                                                                        -----------  -----------  -----------  -----------

Basic earnings per common share......................................    $    .81     $    .45     $   1.66     $   1.02
                                                                        -----------  -----------  -----------  -----------

Diluted earnings per common share....................................    $    .81     $    .44     $   1.65     $   1.00
                                                                        -----------  -----------  -----------  -----------

Weighted average number of shares:
  Basic..............................................................       14,863       15,397       15,125       15,480
                                                                        -----------  -----------  -----------  -----------
  Diluted............................................................       14,957       15,670       15,243       15,755
                                                                        -----------  -----------  -----------  -----------

Net cash provided by operating activities before
  changes in assets and liabilities..................................   $   13,593   $    8,018   $   28,599   $   18,947
Net cash provided by operating activities............................   $    9,656   $    3,170   $   27,933   $   20,379
Net cash provided by (used in) investing activities..................   $    4,066   $    6,049   $   (3,893)  $    3,162
Net cash provided by (used in) financing activities..................   $   43,881   $   (6,527)  $   18,808   $  (27,238)
                                                                      ###